Exhibit 99.1
                                                                   Press Release

PARKERVISION Announces Private Placement of $17.8 Million

JACKSONVILLE, FL., --February 6, 2006-- PARKERVISION, INC. (Nasdaq NMS: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, today announced a private placement of 2,373,335 shares of its common stock, at a price of $7.50 per share, and redeemable warrants to purchase an additional 593,334 shares, at an exercise price of $8.50 per share, for gross proceeds of $17.8 million.

The warrants will be exercisable at any time for five years and the company has agreed to register the resale of the shares sold in the offering and the shares underlying the warrants. Net proceeds from the offering will be used to continue to fund the company's technology development, its sales and marketing efforts, and general operations as the company progresses toward the commercialization of its technology in the cellular handset market.

Commenting on the transaction, Jeffrey L. Parker, CEO and Chairman of ParkerVision stated, "We are extremely pleased with the quality of investors who have taken a position in ParkerVision. This financing strengthens our balance sheet, and supports our momentum in bringing products to the OEM handset marketplace. Our focus remains on solidifying business relationships with OEMs that continue to show strong interest in adopting our d2p(TM) technology into their next generation 3G handsets. We will be discussing the financing, our technological progress, and our OEM sales progress on our quarterly and year-end conference call early next month."

About ParkerVision

ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services. These technologies are described collectively as Energy Signal Processing(TM) (ESP(TM)). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs.

ParkerVision's solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation 3G networks. The company's extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2004 and the Forms 10Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.